Exhibit 99.2

FOR IMMEDIATE RELEASE

CASINO VETERAN JOINS VCAT AS EXECUTIVE VICE PRESIDENT

(SAN DIEGO, CA) December 5, 2005—Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT—News), announced today that Ed Fasulo has joined VCAT as executive vice president of its Gaming Group.

In his new position, Mr. Fasulo will oversee VCAT’s Gaming Group which offers development, financing, operational, and marketing services to commercial and Indian casinos.

“We are thrilled to have Mr. Fasulo join our team at VCAT,” said Greg Shay, chief executive officer and president of VCAT. “His knowledge of gaming operations at various levels, including property manager, as well as managing multiple properties from a corporate perspective brings a great deal of knowledge, experience and value to the VCAT team.”

Mr. Fasulo most recently served as the senior vice president and general manager of Ameristar Casino Hotel in Council Bluffs, Iowa, a four-diamond rated property, which was awarded the “Hotel of the Year” by the Iowa Lodging Association.

Mr. Fasulo made a name for himself in the gaming industry while in Las Vegas where he worked as the general manager of the Fiesta Casino Hotel, the executive vice president and chief operating officer of the Four Queens Casino Hotel, and held various management positions at the Las Vegas Hilton. As the executive vice president and board member of Elsinore Corporation, he oversaw operation of the company’s casino properties including The Lake Tahoe Hyatt and the Atlantis Casino Hotel in Atlantic City. While at Elsinore, he was also involved with the development and management of gaming operations for Native American casinos including the Seven Cedars in Washington State and 29 Palms in Southern California.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California and has offices in Las Vegas, Nevada. For more information, please contact Andrew Laub for investor relations at (619) 330-4000 or ir@vcat.com.